For Immediate Release:

Contacts: Peerless Systems Corporation: William Neil Chief Financial Officer (310) 297-3146

Peerless Systems Announces Results for the Second Quarter Fiscal 2009

Selected Highlights:

•	Revenues of $3.3 million and a net loss of $0.5 million for the quarter

•	Three block licenses totaling $2.6 million signed during the quarter

•	Staffing levels down from 34 to 16 subsequent to sale of assets to Kyocera Mita Corporation

•	Peerless has expanded its acquisition parameters

•	Shareholders elect three new board members

EL SEGUNDO, Calif., September 18, 2008 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking technologies to the digital document market, today reported financial results for its second fiscal quarter ended July 31, 2008.

Second Quarter Results
Second quarter revenues were $3.3 million versus $6.9 million in the second quarter a year ago, and $3.2 million in the first quarter of fiscal 2009. Product licensing revenue was $3.1 million compared with last year’s second quarter of $4.4 million, which included the sale of a $3.0 million perpetual license and $0.7 million in the first quarter of fiscal 2009. Engineering services and maintenance revenue was $0.2 million versus $2.5 million in the second quarter a year ago and $2.5 million in the first fiscal quarter of 2009. The second quarter a year ago included $2.2 million and the first quarter of this fiscal year included $1.9 million of services revenue from Kyocera Mita Corporation (“KMC”) which ended with the sale of assets and transfer of 38 engineers and support staff to KMC at the end of the first quarter this fiscal year.

Peerless signed three block license agreements valued at $2.6 million in the second quarter, $2.3 million of which was recognized as revenue during the quarter.

Second quarter gross margin was 50.4% compared with 68.9% in the second quarter last year and negative gross margin of 26.5% in this year’s first fiscal quarter. The decrease from last fiscal year’s second quarter is primarily attributable to last fiscal year’s signing of the perpetual license with KMBT for certain Peerless technologies, which resulted in a significant decrease in the ratio of third-party technology sales to Peerless technology sales. The improvement over the first quarter was the result of a $2.4 million increase in product licensing costs associated with the KMC block license that was recognized in the fourth quarter of fiscal 2008 but modified upon the closing of the KMC transaction on April 30, 2008, by which KMC will apply only third party vendor technology against the value of the remaining block licenses.

Research and development expenses for the second quarter were $0.4 million, or 11.0% of revenue, a reduction of approximately $0.8 million compared with last year’s second quarter R&D expenses of $1.2 million, or 17.5% of revenue. The year-over-year decline in R&D expenses resulted from a reduction earlier this year in the workforce. R&D expenses in this year’s first quarter were $0.9 million, or 29.1% of revenue. Sales and marketing expenses were $0.4 million, or 12.3% of revenue, versus $0.7 million, or 9.8% of revenue, in last year’s second quarter, and $0.7 million, or 20.8% of revenue, in the first quarter of fiscal 2008.

General and administrative expenses were $2.0 million, or 59.5% of revenue, compared with $1.8 million, or 26.5% of revenue in the second quarter last year and $3.6 million, or 112.1% of revenue in the 2009 first fiscal quarter. G&A expenses in this year’s second quarter were higher compared to last year as a result of the efforts surrounding the KMC transaction and the restructuring of the organization. First quarter of fiscal 2009 general and administrative expenses included transaction fees associated with the KMC transaction, the Company’s due diligence efforts, stock based compensation expense, and a year-over-year increase in board of director fees.

Peerless reported second quarter of fiscal 2009 net loss of $0.5 million, or $0.03 per basic share, versus net income of $1.2 million, or $0.07 per basic and diluted share, in fiscal 2008’s second quarter. The company, as a result of the KMC asset sale, reported net income of $15.3 million, or $0.87 per basic share and $0.84 per diluted share, in this year’s first quarter.

Peerless ended the second quarter with cash and cash equivalents of $55.1 million compared with $55.8 million at the end of the previous quarter and $23.1 million at the end of fiscal 2008. The decline in cash and cash equivalents from the last quarter was primarily due to the loss in the second quarter and the payment of liabilities. In addition, under the Company’s stock repurchase plan, it purchased 65,661 shares for approximately $125,800.

Management Commentary
“The second quarter represents a transition for the Company,” said William Neil, Chief Financial Officer. “During the quarter we have reduced our staffing levels to adapt to our revenue streams going forward and as a result of the timing of these reductions, their impact is not fully reflected in this quarter’s performance and does not reflect the additional reductions made in our current quarter ending October 31, 2008. We are continuing to evaluate our requirements to properly support our existing customer base and to meet the requirements of a publicly traded company.”

“As a result of the assessment of the risks and costs associated with Cue Imaging it has been decided to suspend this pursuit. During the second quarter we spent approximately $0.2 million on market research and defining the operations associated with this endeavor. There will be additional costs that are not expected to exceed $0.3 million to complete the suspension of this operation.”

“With the financial resources provided by the KMC transaction and the necessity to invest these resources in an effective fashion to enhance shareholder value, we have expanded the parameters of our acquisition strategy to include companies outside the digital content management sector. We are working to identify enterprises that offer compelling opportunities for growth and profitability. Although this is a critical component of our strategy going forward, there can be no assurance that we will be successful in achieving this goal.”

Neil added, “As a result of the recent shareholder vote we have also changed the composition of our board of directors. Our three new board members, Jeffrey Hammer, Simon Peter James and Rimmy Malhotra, bring to the Company a wealth of operational and most importantly equity investment expertise.”

About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera Mita Corporation. Peerless retained the rights to continue licensing these technologies to customers in the digital document markets. As a result of the sale, Peerless intends to use its cash on hand to actively pursue acquisitions and mergers that result in enhanced shareholder value.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Peerless Systems Corporation’s filings with the Securities and Exchange Commission. All information in this release is as of September 15, 2008. Peerless Systems Corporation undertakes no duty to update any forward-looking statements made herein.

- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	July 31,
	2008			2007

Revenues:
Product licensing		$3,100	92.7%	$4,415	63.6%
Engineering services and maintenance		241	7.3%	2,526	36.4%
Hardware and other sales		0	0.0%	1	0.0%
Total revenues		3,341	100.0%	6,942	100.0%
Cost of revenues:
Product licensing		1,548	46.3%	319	4.6%
Engineering services and maintenance		109	3.3%	1,838	26.5%
Hardware and other sales		0	0.0%	0	0.0%
Total cost of revenues		1,657	49.6%	2,157	31.1%
Gross margin		1,684	50.4%	4,785	68.9%
Operating expenses:
Research and development		366	11.0%	1,219	17.5%
Sales and marketing		411	12.3%	679	9.8%
General and administrative		1,987	59.5%	1,838	26.5%
(Gain) Loss on sale of operating assets		3	0.0%	0	0.0%
Restructuring		109	3.3%	0	0.0%
Total operating expenses		2,876	86.1%	3,736	53.8%
Income (loss) from operations		(1,192)	(35.7)%	1,049	15.1%
Other income (expense)		314	9.4%	169	2.4%
Income (loss) before income taxes		(878)	(26.3)%	1,218	17.5%
Provision for income taxes		(361)	(10.8)%	5	0.0%
Net income (loss)		$(517)	(15.5)%	$1,213	17.5%

Basic earnings per share	$	(0.03)		$0.07
Diluted earnings per share		$(0.03)		$0.07

Weighted average common shares outstanding - basic		18,058		17,260
Weighted average common shares outstanding - diluted		18,058		18,259

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Six Months Ended
	July 31,
	2008		2007

Revenues:
Product licensing	$3,849	58.5%	$6,508	55.7%
Engineering services and maintenance	2,726	41.5%	5,179	44.3%
Hardware and other sales	0	0.0%	2	0.0%
Total revenues	6,575	100.0%	11,689	100.0%
Cost of revenues:
Product licensing	4,244	64.6%	1,081	9.2%
Engineering services and maintenance	1,505	22.9%	3,618	31.0%
Hardware and other sales	0	0.0%	0	0.0%
Total cost of revenues	5,749	87.4%	4,699	40.2%
Gross margin	826	12.6%	6,990	59.8%
Operating expenses:
Research and development	1,306	19.8%	2,368	20.3%
Sales and marketing	1,083	16.5%	1,286	11.0%
General and administrative	5,614	85.4%	3,336	28.5%
(Gain) Loss on sale of operating assets	(32,912)	(500.6)%	0	0.0%
Restructuring	1,197	18.2---%	0	0.0%
Total operating expenses	(23,713)	(360.7)%	6,990	59.8%
Income from operations	24,539	373.2%	0	0.0%
Other income (expense)	496	7.5%	392	3.3%
Income before income taxes	25,035	380.8%	392	3.3%
Provision for income taxes	10,196	155.1%	8	0.0%
Net income	$14,839	225.7%	$384	3.3%

Basic earnings per share	$0.84		$0.02
Diluted earnings per share	$0.81		$0.02

Weighted average common shares outstanding - basic	17,750		17,225
Weighted average common shares outstanding - diluted	18,293		18,198